UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

NATCO GROUP INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-2906892
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

11210 EQUITY DRIVE, SUITE 100

HOUSTON, TEXAS 77041

(Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, par value $.01 per share, together with associated Series A Preferred Stock purchase rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:                              (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

NATCO Group Inc. (the “Company”) entered into an Agreement and Plan of Merger dated as of June 1, 2009 (the “Merger Agreement”) with Cameron International Corporation, a Delaware corporation (“Cameron”) and Octane Acquisition Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Cameron (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Cameron.

The Company and Mellon Investor Services LLC (as successor to ChaseMellon Shareholder Services, LLC), as rights agent (“Mellon”), are parties to a Rights Agreement, dated as of May 15, 1998, as amended on May 14, 2008 (the “Rights Agreement”), pursuant to which preferred stock purchase rights (the “Rights”) were issued to holders of common stock of the Company. In connection with the Merger, on June 1, 2009, the Company and Mellon executed an amendment to the Rights Agreement (the “Rights Agreement Amendment”) providing that Cameron will not be deemed an “Acquiring Person” under the Rights Agreement as a result of the execution or consummation of the Merger Agreement. Additionally, such events will not cause the Rights to be distributed or become exercisable.

The foregoing summary of the Rights Agreement Amendment is qualified in its entirety by reference to the Rights Agreement Amendment, which is incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009.

ITEM 2.	EXHIBITS.

4.1	Amendment to Amended and Restated Rights Agreement dated June 1, 2009, between the Company and Mellon Investor Services LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

NATCO GROUP INC.

By:	/s/ Katherine P. Ellis
Katherine P. Ellis Senior Vice President, Corporate Secretary & General Counsel

Date: June 3, 2009

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

4.1	Amendment to Amended and Restated Rights Agreement dated June 1, 2009, between the Company and Mellon Investor Services LLC (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2009).